UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2012 (December 13, 2012)

MBIA INC.
(Exact name of registrant as specified in its charter)

Connecticut	1-9583	06-1185706
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

113 King Street, Armonk, New York	10504
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:
914-273-4545

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 TRIGGERING EVENTS THAT ACCELERATE OR INCREASE A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT

To the extent required by Item 2.04 of Form 8-K, the information contained in Item 8.01 of this Current Report is incorporated by reference herein.  As more fully set forth in Item 8.01, MBIA Inc. (“MBIA” or the “Company”) believes that there has not been a triggering event that, if not cured within 60 days after notice, would accelerate the maturity of its 5.70% Senior Notes due 2034 (the “Senior Notes”).

Item 8.01 OTHER EVENTS

On December 13, 2012, MBIA received a letter from Blue Ridge Investments, L.L.C. addressed to the Company and The Bank of New York Mellon Corporation (the “Trustee”) in its capacity as the trustee under the Senior Indenture, dated as of November 24, 2004, by and between MBIA and The Bank of New York (as supplemented by the First Supplemental Indenture, dated as of November 24, 2004, and the Second Supplemental Indenture, dated as of November 21, 2012 (the “Second Supplemental Indenture”) (collectively, the “Indenture”)), governing MBIA’s $329 million principal amount of Senior Notes. The letter purports to be a “Notice of Default” under Section 501(3) of the Indenture (the “Purported Notice of Default”) and alleges that the Second Supplemental Indenture was executed without the requisite consent of holders of the Senior Notes required by the Indenture.  A copy of the Purported Notice of Default is attached hereto as Exhibit 99.1 and is incorporated herein by reference.  Pursuant to the Indenture, if the default alleged in the Purported Notice of Default continues for a period of 60 days after notice, then the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding Senior Notes may declare the principal amount of the Senior Notes to be due and payable immediately.  As previously disclosed, MBIA owns approximately $170 million principal amount of the Senior Notes.

In addition, pursuant to the Indenture, dated as of August 1, 1990, by and between MBIA and The First National Bank of Chicago, as trustee (as supplemented and amended, the “1990 Indenture”), governing the Company’s 6.40% Senior Notes due 2022, 7.00% Debentures due 2025, 7.15% Debentures due 2027 and 6.625% Debentures due 2028 (collectively, the “1990 Securities”), any acceleration of the amount due under the Senior Indenture that is not discharged or cured, waived, rescinded or annulled within 10 days after notice from the trustee of the 1990 Indenture or holders of not less than 25% aggregate principal amount of the 1990 Notes (treated as one class) would constitute an Event of Default under the 1990 Indenture and either the trustee of the 1990 Indenture or the holders of not less than 25% in aggregate principal amount of the 1990 Securities then outstanding (treated as one class) may declare the entire principal of the 1990 Debt Securities then outstanding and interest accrued thereon to be due and payable immediately.

On December 17, 2012, the Company sent the Trustee a letter advising the Trustee that the Purported Notice of Default is meritless and has no force and effect under the Indenture, directing the Trustee to take no action in furtherance of the Purported Notice of Default, and advising the Trustee that the Company intends to take any and all necessary and appropriate actions to enforce the Second Supplemental Indenture.  A copy of the Company’s letter to the Trustee is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

On December 13, 2012, Bank of America Corporation (“BoA”) filed suit in the Supreme Court of the State of New York, County of Westchester against MBIA and The Bank of New York Mellon alleging that MBIA tortiously interfered with BoA’s tender offer to buy all of the Senior Notes and seeking a permanent injunction against the implementation of the Second Supplemental Indenture and money damages.  Based on currently available information, we believe we have strong defenses and intend to defend against this lawsuit vigorously if and when we are served with process, but the outcome of this matter is inherently uncertain and may be materially adverse.

***

The information contained in this Current Report, other than statements of historical fact, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including those regarding the Purported Notice of Default and its effect on the Senior Notes and the 1990 Securities under the terms of the Senior Indenture and the 1990 Indenture, respectively.  These statements are based on our current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements.  In addition, there can be no assurance regarding how the allegations set forth in the Purported Notice of Default may ultimately be resolved.  The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date of this Current Report. The Company undertakes no obligation to publicly correct or update any forward-looking statement if it later becomes aware that such result is not likely to be achieved.

Item 9.01.  FINANCIAL STATEMENTS AND EXHIBITS.

99.1  Letter from Blue Ridge Investments, L.L.C., dated December 13, 2012

99.2  Letter from MBIA Inc., dated December 17, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MBIA INC.

		By:	/s/ Ram D. Wertheim
Ram D. Wertheim
Chief Legal Officer

Date:	December 17, 2012

EXHIBIT INDEX TO CURRENT REPORT ON FORM 8-K
Dated December 17, 2012

99.1	Letter from Blue Ridge Investments, L.L.C., dated December 13, 2012

99.2	Letter from MBIA Inc., dated December 17, 2012